Exhibit 99.1
PHOENIX TECHNOLOGIES LTD.
RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(in thousands, except per share data)
(unaudited)

		Three months ended
		December 31, 2007

	GAAP net income	$2,492

(1)	Equity-based compensation expense under SFAS No. 123(R)	1,022

(2)	Restructuring	69

	Non-GAAP net income	$3,583

	Non-GAAP earnings per share:
	Basic	$0.13
	Diluted	$0.12

	Shares used in earnings per share calculation:
	Basic	27,149
	Diluted	28,961
These adjustments reconcile the Company’s GAAP results of operations to the reported non-GAAP results of operations. The Company believes that presentation of net income and net income per share excluding non-cash equity-based compensation and restructuring cost provides meaningful supplemental information to investors, as well as management, that is indicative of the Company’s core operating results and facilitates comparison of operating results across reporting periods. The Company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and budgeting purposes. Equity-based compensation is excluded from non-GAAP financial results since it is a non-cash based charge. Restructuring costs are excluded from non-GAAP financial results since these are infrequent and non-recurring and therefore may not be considered directly related to our on-going business operations. These non-GAAP measures should not be viewed as a substitute for the Company’s GAAP results, and may be different than non-GAAP measures used by other companies.

1)	This number represents non-cash equity-based compensation expense related to the Company’s adoption of SFAS No. 123(R) beginning October 1, 2005. For the three months ended December 31, 2007, non-cash equity-based compensation was $1.0 million, allocated as follows: $0.1 million to cost of goods sold, $0.2 million to research and development, $0.2 million to sales and marketing and $0.5 million to general and administrative. Management believes that it is useful to investors to understand how the expenses associated with the adoption of SFAS No. 123(R) are reflected in net income.

2)	The Company has incurred restructuring expenses, included in its GAAP presentation of operating expense, primarily due to workforce related charges such as payments for severance and benefits and estimated costs of exiting and terminating facility lease commitments related to formal restructuring plans approved by the Board of Directors in periods prior to the three months ended December 31, 2007. For the three months ended December 31, 2007, severance and benefits totaled $0.1 million and cost related to exiting and terminating 2 facility leases totaled $0.1 million. These costs were partly offset when the Company decreased its fiscal year 2003 restructuring reserve for the Irvine facility by $0.1 million due to projected income from the signing of a new sublease over the remaining term of the lease. The Company believes that these items do not reflect expected future operating expenses nor does the Company believe that they provide a meaningful evaluation of current versus past operational performance.